FORM 8-K

                   SECURITIES AND EXCHANGE COMMISSION


                         Washington, D.C. 20549


                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported): March 5, 1996




                              EDITEK, INC.
         (Exact name of registrant as specified in its charter)


                                Delaware
             (State or other jurisdiction of incorporation)


                           1-11394 95-3863205
   (Commission File Number)        (IRS Employer Identification No.)


                           1238 Anthony Road
                 Burlington, North Carolina      27215
       (Address of principal executive offices)        (Zip Code)


                             (910) 226-6311
          (Registrant's telephone number, including area code)
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Item 5.  Other Events.


        On March 7, 1996, the Registrant announced today that it will consolidate all laboratory testing services into the recently acquired MEDTOX laboratory in St. Paul, Minnesota.
        The laboratory services in New Jersey will be discontinued and sample testing will be transitioned to MEDTOX during the next four weeks. The Company will maintain client services, the courier network and certain sales/administrative functions in a reduced New Jersey facility. A comprehensive program has been implemented to ensure a smooth conversion.
        As a result of this consolidation of laboratory operations, EDITEK will take a one time charge against the operating results for 1995 of approximately $3.8 million or $0.41 per share. This charge is primarily for a write-off of goodwill of approximately $3.1 million associated with the acquisition of PDLA and for expected restructuring costs of approximately $700,000.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EDITEK, INC.



Date:  March 11, 1996                   By: /s/ Peter J. Heath
					Name: Peter J. Heath
					Title:	Vice President of Finance
                                        and Chief Financial Officer